     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated April 23, 2026, with respect to the financial statements and financial highlights of Investment Grade Income Trust, 10-20 Year Series 36 (included in Invesco Unit Trusts, Taxable Income Series 431) contained in this Post-Effective Amendment No. 13 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
April 23, 2026